EXHIBIT 10.1

ADDENDUM TO SECURITIES PURCHASE AGREEMENT

This Addendum (this “Addendum”) to that certain Securities Purchase Agreement dated September 19, 2025 (the “Purchase Agreement”) is entered into as of October 22, 2026 (the “Effective Date”), by and among Endovia Health Sciences, Inc., a Nevada corporation, formerly known as Splash Beverage Group, Inc. (the “Company”), and C/M Capital Master Fund, LP, a Delaware limited partnership (the “Investor”). The Company and the Investor are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Addendum have the meanings given to them in the Purchase Agreement.

By signing below, the Parties agree to the amendment and supplement of the Purchase Agreement, solely with respect to any sales of shares of the Company’s common stock in excess of the initial 10,875,000 shares of common stock sold and issued pursuant to the Purchase Agreement (such initial shares, the “Initial Shares” and such excess shares, the “New Shares”), as provided in the terms set forth in Exhibit A attached to this Addendum (the “New Terms”). Without limiting the generality of the foregoing, the Parties agree as follows:

I.	Incorporation of Exhibit A. Effective as of the Effective Date, the New Terms set forth in Exhibit A are incorporated into and made part of the Purchase Agreement as though fully set forth therein and shall apply in all respects to any sales and issuances of the New Shares pursuant to the Purchase Agreement. Each reference in the Purchase Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” or any similar expression shall be deemed to refer to the Purchase Agreement as supplemented by this Addendum. Without limiting the foregoing, pursuant to this Addendum and the New Terms the total maximum Commitment Amount pursuant to the Purchase Agreement is being increased from $35 million to $135 million, inclusive of all prior sales made under the Purchase Agreement as of the Effective Date.

II.	Order of Precedence. If any conflict or inconsistency exists among this Addendum, Exhibit A, and the Purchase Agreement, the following order of precedence shall govern: first, this Addendum; second, Exhibit A; and third, the Purchase Agreement, provided that the New Terms shall only apply to the New Shares and shall not apply to the Initial Shares.

III.	Ratification. Except as expressly supplemented by this Addendum, the Purchase Agreement remains unmodified and in full force and effect and is ratified and confirmed by each Party. This Addendum does not constitute a novation of the Purchase Agreement.

IV.	Representations of Authority. Each Party represents to the other Party that:

A.	it has full power and authority to execute, deliver, and perform this Addendum;

B.	the execution, delivery, and performance of this Addendum have been duly authorized by all necessary action on its part; and

C.	this Addendum constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

V.	Governing Law. This Addendum and any dispute arising out of or relating to this Addendum shall be governed by the laws of the State of Delaware, without giving effect to any choice-of-law rule that would require the application of the laws of another jurisdiction.

VI.	Counterparts; Electronic Signatures. This Addendum may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A signature transmitted by electronic means, including an electronic signature or an electronically transmitted copy of a manually executed signature, shall have the same effect as an original signature.

VII.	Entire Agreement Regarding Subject Matter. This Addendum, Exhibit A, and the Purchase Agreement constitute the entire agreement among the Parties concerning the subject matter of this Addendum and supersede all prior and contemporaneous discussions, negotiations, and understandings concerning that subject matter.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Effective Date.

COMPANY

ENDOVIA HEALTH SCIENCES, INC.

By:	/s/ Brady Cobb
Name:	Brady Cobb
Title:	Interim Chief Executive Officer

INVESTOR

C/M CAPITAL MASTER FUND, LP

By:	/s/ Thomas Walsh
Name:	Thomas Walsh
Title:	Manager

EXHIBIT A

Additional Terms

Issuer:	Endovia Health Sciences, Inc. (EDVA)
Investor:	C/M Capital Master Fund, LP.
Commitment Amount:	One Hundred Million Dollars ($100,000,000.00)
Securities to be Purchased:	Common Stock of the Company
Term:	Up to 36 months (the “Commitment Period”) from and after the “Commencement Date,” which shall be the date on which the Registration Statement (defined below) has been declared effective by the Securities and Exchange Commission (“SEC”) and all other conditions to the Investor’s obligation to purchase Common Stock set forth in the Purchase Agreement (defined below) have been satisfied. Subject to the terms of the Purchase Agreement, at any time from and after the Commencement Date and during the Commitment Period, the Company at its sole option and discretion, may direct the Investor to purchase Common Stock as “Fixed Purchases,” “VWAP Purchases,” and “Additional VWAP Purchases,” each as described below. The Investor will be obligated to purchase Common Stock when directed by the Company in an irrevocable purchase notice delivered to the Investor in accordance with the Purchase Agreement.
Company Control:	The Company will control the timing of any sale and purchase of Common Shares under the Purchase Agreement and is not obligated to sell any Common Shares to the Investor under the Purchase Agreement, unless and until the company delivers an irrevocable purchase notice to the Investor under the Purchase Agreement directing the Investor to purchase Common Shares pursuant to the Purchase Agreement.
Resale Registration Statement:	The Company shall file a resale registration statement with the SEC of all of the shares to be purchased by the Investor pursuant to the Purchase Agreement within 30 days following the date of the Purchase Agreement.
Fixed Purchases:

At any time from and after the Commencement Date, from time to time on any business day selected by the Company on which the closing sale price of the Common Stock on the business day immediately preceding such business day is equal to or greater than $0.10 (the “Notice Date”) (provided that all shares of Common Stock in respect of all prior Fixed Purchases and VWAP Purchases shall have been delivered to the Investor via DWAC), the Company shall have the right, but not the obligation, to direct the Investor to purchase a specified amount of Common Stock, subject to the conditions described below, at the Fixed Purchase Price (as defined below) by delivering a Fixed Purchase notice (specifying the amount of Common Stock to be purchased by the Investor and the applicable Fixed Purchase Price) to the Investor after 9:30 a.m., New York City time, and prior to 11:00 a.m., New York City time, on the applicable Purchase Date (each such purchase, a “Fixed Purchase”). The purchase price per share of Common Stock sold in a Fixed Purchase (the “Fixed Purchase Price”) shall be equal to 95% of the lower of (i) the lowest sale price of the Common Stock on the business day immediately preceding the applicable Purchase Date and (ii) the average of the daily volume weighted average price of the Company’s Common Stock on NYSE American, as reported by Bloomberg Financial LP using the AQR function, during the five consecutive trading days ending on the business day immediately preceding the applicable Purchase Date. Since the Fixed Purchase Price is based entirely on trading prices from the business day immediately preceding the applicable Purchase Date, the Fixed Purchase Price is determined and fixed before delivery of the Fixed Purchase notice. In any case, the Investor’s commitment shall not exceed $500,000 in any single Fixed Purchase (the ‘Maximum Fixed Purchase Amount’) or $10,000,000 in aggregate Fixed Purchases on any single business day.

Subject to those conditions contained in the definitive documents, payment for each Fixed Purchase shall be made via wire transfer of immediately available funds on the third Trading Day following the date that the Investor receives the Common Stock as DWAC Shares if all such Common Stock is received by the Investor before 1:00 p.m., New York City time, or on the fourth Trading Day following the date that the Investor receives all such Common Stock if received after 1:00 p.m., New York City time.

VWAP Purchases:	In addition to Fixed Purchases, at any time from and after the Commencement Date, on any business day on which the closing sale price of the Common Stock on the business day immediately preceding such business day is equal to or greater than $0.10 and such business day is also the Purchase Date for a Fixed Purchase of an amount of shares of Common Stock not less than the applicable Maximum Fixed Purchase Amount (calculated as of the applicable Fixed Purchase Date) (provided that all shares of Common Stock in respect of all prior Fixed Purchases and VWAP Purchases shall have been delivered to the Investor via DWAC), the Company shall also have the right, but not the obligation, to direct the Investor to purchase, on such business day (the “VWAP Purchase Date”), an additional amount of Common Stock up to the Maximum VWAP Purchase Amount (as defined below) at the VWAP Purchase Price (as defined below) (each such purchase of additional Common Stock, a “VWAP Purchase”), by delivering a VWAP Purchase notice to the Investor concurrently with the delivery of a Fixed Purchase notice directing the Investor to purchase the applicable Maximum Fixed Purchase Amount. The purchase price for a VWAP Purchase (the “VWAP Purchase Price”) shall be equal to 95% of the lower of (i) the closing sale price of the Common Stock on the business day immediately preceding the applicable VWAP Purchase Date and (ii) the lowest sale price of the Common Stock during the VWAP Purchase Period beginning at 9:30:01 a.m., New York City time, or such other time publicly announced by NYSE American as the official open of trading on NYSE American on such trading day (the “VWAP Purchase Commencement Time”), and ending at the earliest of (A) 11:00 a.m., New York City time, (B) immediately at such time on the applicable VWAP Purchase Date that any sale price of the Company’s Common Stock has fallen below the applicable VWAP Purchase Minimum Price Threshold, and (C) immediately at such time on the applicable VWAP Purchase Date that the trading volume of the Company’s Common Stock on NYSE American has exceeded the applicable VWAP Purchase Volume Maximum for such VWAP Purchase (such earliest ending time, the “VWAP Purchase Termination Time”). “VWAP” shall mean the daily volume weighted average price of the Company’s Common Stock on NYSE American, as reported by Bloomberg Financial LP using the AQR function. The “Maximum VWAP Purchase Amount” shall mean a number of shares of the Company’s Common Stock equal to the lesser of (i) 300% of the applicable Maximum Fixed Purchase Amount of shares the Company has properly directed the Investor to purchase in the corresponding Fixed Purchase notice and (ii) 30% of the trading volume in the Company’s Common Stock on NYSE American during the applicable VWAP Purchase Period on the applicable VWAP Purchase Date. Notwithstanding anything contained herein or in the definitive documents, in no event shall a single VWAP Purchase or a series of VWAP Purchases on the same VWAP Purchase Date in the aggregate exceed an amount equal to $2,000,000 (the “Aggregate VWAP Maximum Amount”). The “VWAP Purchase Volume Maximum” shall mean a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (X) the number of shares the Company has properly directed the Investor to purchase in the applicable VWAP Purchase notice up to the Maximum VWAP Purchase Amount by (Y) 0.30. The “VWAP Purchase Minimum Price Threshold” shall mean a price equal to 85% of the closing sale price of the Company’s Common Stock on the business day immediately preceding the applicable VWAP Purchase Date. Subject to those conditions contained in the definitive documents, payment for each VWAP Purchase shall be made via wire transfer of immediately available funds on the third Trading Day following the date that the Investor receives the Common Stock as DWAC Shares if all such Common Stock is received by the Investor before 1:00 p.m., New York City time, or on the fourth Trading Day following the date that the Investor receives all such Common Stock if received after 1:00 p.m., New York City time.
Additional VWAP Purchases:	In addition to Fixed Purchases and VWAP Purchases, at any time from and after the Commencement Date, on any business day that is also the VWAP Purchase Date for a VWAP Purchase (provided that all shares of Common Stock in respect of all prior Fixed Purchases, VWAP Purchases and Additional VWAP Purchases shall have been delivered to the Investor via DWAC), the Company shall also have the right, but not the obligation, to direct the Investor to purchase, on such same business day (the “Additional VWAP Purchase Date”), an additional amount of Common Stock up to the Maximum Additional VWAP Purchase Amount (as defined below) at the Additional VWAP Purchase Price (as defined below) (each such purchase of additional Common Stock, an “Additional VWAP Purchase”), by delivering an Additional VWAP Purchase notice to the Investor prior to 2:00 p.m., New York City time, on the applicable Additional VWAP Purchase Date. The purchase price for an Additional VWAP Purchase (the “Additional VWAP Purchase Price”) shall be equal to 95% of the lower of (i) the closing sale price of the Common Stock on the applicable Additional VWAP Purchase Date and (ii) the lowest sale price of the Common Stock during the Additional VWAP Purchase Period beginning at the latest of (A) the applicable VWAP Purchase Termination Time with respect to the corresponding VWAP Purchase on such Additional VWAP Purchase Date, (B) the applicable Additional VWAP Purchase Termination Time with respect to the most recently completed prior Additional VWAP Purchase on such Additional VWAP Purchase Date, as applicable, and (C) the time at which all shares of Common Stock subject to all prior VWAP Purchases and Additional VWAP Purchases, including those effected on the same business day as the applicable Additional VWAP Purchase, have been delivered to the Investor via DWAC (the “Additional VWAP Purchase Commencement Time”), and ending at the earliest of (A) 4:00 p.m., New York City time, (B) immediately at such time on the applicable Additional VWAP Purchase Date that any sale price of the Company’s Common Stock has fallen below the applicable VWAP Purchase Minimum Price Threshold, which shall be the same threshold applicable to the corresponding VWAP Purchase and all other Additional VWAP Purchases effected on such Additional VWAP Purchase Date, and (C) immediately at such time on the applicable Additional VWAP Purchase Date that the trading volume of the Company’s Common Stock on NYSE American has exceeded the applicable Additional VWAP Purchase Volume Maximum for such Additional VWAP Purchase (such earliest ending time, the “Additional VWAP Purchase Termination Time”). The “Maximum Additional VWAP Purchase Amount” shall mean a number of shares of the Company’s Common Stock equal to the lesser of (i) 300% of the applicable Maximum Fixed Purchase Amount of shares the Company has properly directed the Investor to purchase in the corresponding Fixed Purchase notice and (ii) 30% of the trading volume in the Company’s Common Stock on NYSE American during the applicable Additional VWAP Purchase Period on the applicable Additional VWAP Purchase Date. The Maximum Additional VWAP Purchase Amount shall be subject to the Aggregate VWAP Maximum Amount. The “Additional VWAP Purchase Volume Maximum” shall mean a number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (X) the number of shares the Company has properly directed the Investor to purchase in the applicable Additional VWAP Purchase notice up to the Maximum Additional VWAP Purchase Amount by (Y) 0.30. Subject to those conditions contained in the definitive documents, payment for each Additional VWAP Purchase shall be made via wire transfer of immediately available funds on the third Trading Day following the date that the Investor receives the Common Stock as DWAC Shares if all such Common Stock is received by the Investor before 1:00 p.m., New York City time, or on the fourth Trading Day following the date that the Investor receives all such Common Stock if received after 1:00 p.m., New York City time. Notwithstanding anything contained herein or in the definitive documents, in no event shall a single VWAP Purchase, a series of VWAP Purchases on the same VWAP Purchase Date, a single Additional VWAP Purchase or a series of Additional VWAP Purchases on the same Additional VWAP Purchase Date exceed $2,000,000 in the aggregate (the “Aggregate VWAP Maximum Amount”).
Commitment Fee Note:	At closing, the Company will issue the Investor a Commitment Fee Note equal to 2% of the Commitment Amount. Two-thirds of the note will be fully earned on signing and the balance over the first $5,000,000 of Puts.

Use of Proceeds:	General working capital.
Exchange Cap:	The total number of shares of Common Stock that may be issued under the Purchase Agreement (as applicable), shall be limited to the number of shares of Common Stock equal to 19.99% of the Company’s outstanding shares of Common Stock as of the Signing Date (the “Exchange Cap”) and as approved under the LAS filed with NYSE American, unless (i) stockholder approval is obtained to issue more than such 19.99% or (ii) the price of applicable sales of Common Stock to the Investor under the Purchase Agreement equals or exceeds the lower of (A) the official closing price on NYSE American immediately preceding the delivery of the applicable Fixed Purchase notice, VWAP Purchase notice or Additional VWAP Purchase notice, as applicable, to the Investor and (B) the average of the closing prices of the Common Stock on NYSE American for the five business days immediately preceding the delivery of such Fixed Purchase notice, VWAP Purchase notice or Additional VWAP Purchase notice, as applicable, such that the sales of such Common Stock to the Investor would not count toward the Exchange Cap because they are “at market” under applicable NYSE American rules.
Beneficial Ownership Limitation:	The Company shall not issue and the Investor shall not purchase any shares of Common Stock under the Purchase Agreement if such shares proposed to be issued and sold, when aggregated with all other shares of Common Stock then owned beneficially (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 13d-3 promulgated thereunder) by the Investor and its affiliates would result in the beneficial ownership by the Investor and its affiliates of more than 4.99% of the then issued and outstanding shares of Common Stock (the “Beneficial Ownership Cap”).
Periodic Bring Down:	Prior to the Signing Date and from time to time upon reasonable advance notice, the Company shall make available for inspection and review by the Investor, customary documentation allowing it and/or its appointed counsel or advisors to conduct periodic legal due diligence. The Company, at its own expense, will cause its counsel to provide to the Investor customary legal opinions on the Commencement Date, and bring down of such opinions, together with the Company’s bring down of representations and warranties, at certain times specified in the Purchase Agreement, but not more than once per quarter. No “comfort letter” or other certifications from the Company’s independent accountants will be required at any time.
Company Termination Right:	The Company shall have the right at any time for any reason effective upon one (1) business day’s prior written notice to terminate the Purchase Agreement.
Automatic Termination:	If pursuant to or within the meaning of any bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors, the Purchase Agreement shall automatically terminate without any liability or payment to the Company without further action or notice by any person.

Purchase Conditions:	The Company’s right to deliver Fixed Purchase Notices, VWAP Purchase Notices and Additional VWAP Purchase Notices will be conditioned on the satisfaction of customary conditions to be set forth in the Purchase Agreement (“Purchase Conditions”), which will include: (i) the Registration Statement shall have been declared effective and the final prospectus contained therein shall have been filed with the SEC; (ii) the Registration Statement and the final prospectus shall be current and available for the resale by the Investor of shares of Common Stock to be issued to the Investor under the Purchase Agreement; (iii) trading in the Common Stock on NYSE American shall not be suspended by NYSE American or the SEC; (iv) the Common Stock shall not have been delisted from NYSE American (unless immediately thereafter listed on another national securities exchange); (v) the Company shall not have failed to deliver shares of Common Stock to the Investor on the applicable settlement date on which the Investor was entitled to receive such shares; (vi) the Company’s representations and warranties shall be true and correct in all material respects, and the Company shall have performed all of its covenants required to be performed at or prior to the applicable time; (vii) there shall not be any material adverse effect (as defined in the Purchase Agreement); and (viii) the Exchange Cap (to the extent applicable) and the Beneficial Ownership Cap shall not have been reached.
Expense Reimbursement:	Reimbursement to the Investor for the reasonable legal fees and disbursements of the Investor’s counsel in an amount up to $35,000, such amount to be reimbursed by the Company to the Investor upon signing of the definitive documents.
Purchase Price Adjustment:	Subject to further conditions contained in the definitive documents, for as long as the Investor owns any Common Stock , if within three (3) trading days immediately following a Fixed Purchase Date, a VWAP Purchase Date or an Additional VWAP Purchase Date, the Company issues or sells any shares of Common Stock or Common Stock Equivalent (calculated on an as converted, as exercised basis) pursuant to which shares of Common Stock may be acquired at a per share price (the “New Issuance Price”) less than the Fixed Purchase Price, the VWAP Purchase Price or the Additional VWAP Purchase Price then in effect (a “Share Dilutive Issuance”), except for certain exempted issuances as defined in the definitive documents, then the per share purchase price to be paid by the Investor shall automatically be reduced to an amount equal to the New Issuance Price. For the avoidance of doubt this does not include any puts to Investor.
Confidentiality:	This Confidential Term Sheet is strictly confidential and the Company by accepting delivery hereof agrees that, unless required by law or court order, the Company shall not disclose or discuss in any way whatsoever the provisions or terms and conditions hereof to anyone who is not an officer or director of the Company or a financial or legal advisor to the Company.
Binding Effect:	The provisions hereof relating to Confidentiality shall be binding obligations of the parties hereto. All other provisions of this Confidential Term Sheet shall not be binding in any respect to the parties hereto and are subject to further due diligence. There shall be no obligation whatsoever among the parties to consummate the proposed financing or any other transaction.